October 17, 2000
	CONTACT: Craig McCollam

						Dionex Corporation
(408) 481-4107



Dionex Enters Proteomics Market with the Acquisition of LC Packings

FOR RELEASE TUESDAY, OCTOBER 17, 2000 1:30 P.M. PDT
Sunnyvale, CA: Today, A. Blaine Bowman, President and CEO of Dionex Corporation (NASDAQ: DNEX), announced the acquisition of LC Packings by Dionex Corporation. LC Packings is a privately held company that specializes in the design, manufacturing, and sale of micro, capillary, and nano scale liquid chromatography instrumentation, consumables, and software. LC Packings is headquartered in Amsterdam, The Netherlands, and has a North American sales operation based in San Francisco, California. Its products generated annual revenues of approximately $4 million in the fiscal year ended
December 31, 1999.

LC Packings is the world's leading supplier of micro, capillary, and nano scale chromatography systems, capillary columns, and flow splitters, specifically designed for coupling to the high powered mass spectrometers used in Proteomics and Drug Discovery research and development. Capillary and nano
LC/MS are among the most powerful tools available to Proteomics researchers. In much of Proteomics research today, very small amounts of complex mixtures of biomolecules must be separated and characterized. The small sample size dictates that the scale of the HPLC is also miniaturized, so that good sample sensitivity and recovery are achieved. The LC Packings chromatography systems are ideally suited for this purpose. Other life science applications where capillary and nano LC and LC/MS are of growing importance include drug metabolism, pharmacokinetics, and Genomics applications such as DNA fragment analysis, mutation screening, and SNP (single nucleotide polymorphism) analysis.

Commenting on the acquisition, Mr. Bowman said, "I am excited about the addition of LC Packings' technologies, people, and product lines to our current HPLC offerings. This will greatly improve our access to the leaders in Proteomics research, and our insight into the quickly developing needs of the major pharmaceutical and biotechnology companies doing this important work." Further commenting on the acquisition, Dr. Michael Merion, VP of Marketing at Dionex said, "The combination of LC Packings' unique technologies with our Summit
HPLC, CHROMELEON software, and our ProPac, CarboPac, and DNAPac separation chemistries, will provide a unique and powerful set of problem solving tools for the rapidly growing Pharmaceutical industry."

Dr. Jean-Pierre Chervet, President of LC Packings added,"I am very pleased to have LC Packings join Dionex. Our UltiMate chromatography system and our unique capillary and nano scale chromatography columns will now have the support of the Dionex worldwide resources. This will allow us to focus our creativity and energy on the rapidly changing needs of the Proteomics researcher."

Dionex expects to record an after-tax charge against earnings of between $1.0 and $2.0 million in the second quarter of fiscal 2001 in connection with this acquisition.

Dionex Corporation is a leading manufacturer and marketer of chromatography and extraction systems for chemical and pharmaceutical analysis. The Company's systems are used by the pharmaceutical, biotechnology, environmental, chemical, power generation, and electronics industries, in a wide variety of applications.

Certain statements regarding sales and earnings contained herein that are not purely historical are forward looking statements. Factors that may cause actual results to differ from these statements are foreign currency fluctuations, competition from other companies and products, economic conditions in the areas in which the company sells its products, ability to manufacture products on an efficient and timely basis and at a reasonable cost and in sufficient volume, and existing product obsolescence. These factors and other risk factors and uncertainties are discussed in greater detail in Dionex's most recent
Report on Forms 10-K and 10-Q filed with the Securities and Exchange Commission.